EXHIBIT 10(k)

HOTELVIEW
PUBLIC RELATIONS AGREEMENT








KEATING COMMUNICATIONS, INC.
350 Fifth Avenue
New York, New York  10118

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CONSULTING AGREEMENT
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This Agreement ("Agreement") between Keating, Communications, Inc. ("Firm"), 350
Fifth Avenue, New York, New York 10118 and

                      HotelView Corporation
                      1600 South Dixie Highway
                      Boca Raton, Florida 33432

("Client") specifies the services for which the Client engages Firm and the terms and conditions of the engagement.

Client and Firm understand and agree that:

 1. Client engages and retains Firm as Client's consultant for public relations services for HotelView and/or other services as outlined in Addendum "A" to this Agreement (the "Project").

 2. Client has the right, at its cost, to make changes to Addendum A. Firm will issue, and Client will sign, a Project Change Notice ("PCN") in respect of any such change; the PCN will note any addition (for which Client will pay) or reduction in cost to Client resulting from the change. Firm may invoice Client immediately for any additional cost, and Client will pay the invoice upon receipt.

 3. To promote quality workmanship and on-time performance by Firm, Client will provide Firm on a timely basis with the information and materials necessary for Firm to perform the services specified in this Agreement and generally to carry out the Project. The Basic Fee (as defined in paragraph 4 below) is premised on all the Firm's work being performed during a normal week and normal business hours, e.g. Monday through Friday (except legal holidays), from 9:00 a.m. to 5:00 p.m. Delays may cause production over-time, additional labor and talent costs, third party cancellation charges, and other additional costs and expenses; all costs and expenses arising out of delays caused by Client will be borne by Client and Client will pay them upon invoice. All additional fees require prior approval by Client.

 4. (a) Client agrees to pay Firm the basic fee (the "Basic Fee") of $3,500 per month for Firm's services under this Agreement for the period commencing August 1, 1996 and ending December 31, 1996. Firm agrees to invoice Client on the first day of the month for that month's services, and Client agrees to pay such invoice by the 30th of that month.

    (b) All out-of-pocket expenses pre-approved by Client and other costs are in addition to the Basic Fee and are to be paid by Client upon presentation of invoice and upon such further terms as provided in Addendum A, as stipulated hereto.

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    (c) Client agrees to pay Firm a monthly finance charge of 1-1/2% of any
Basic Fee not paid when due, and of any invoice for any other amount which is not paid within 30 days of date of invoice.

 5. (a) Upon termination of this Agreement, Client shall pay Firm for all amounts due Firm at that time including but not limited to any amounts due as provided in paragraph 4(a) above and all other costs for work done and liabilities incurred (including any obligations incurred with third parties) relating to the Project through the effective date of termination.

     (b) The provisions of paragraphs 8 and 9 shall survive any cancellation or termination of this Agreement, whether for cause, without cause or pursuant to a cancellation or termination right provided in this Agreement.

 6. Notwithstanding paragraph 4(a) above, if one or more Acts of God or other causes beyond the parties' control renders the performance of services or provisions of material or other performance by either party impossible or delays it for six (6) months in the aggregate, either party, upon prompt written notice to title other specifying the event(s) or cause(s), will be excused from such nonperformance or delay, and either party then has the right to terminate this Agreement on further written notice to the other.

 7. Firm and its personnel working on the Project pursuant to this Agreement are independent contractors and not employees of Client. Firm carries all insurance necessary to comply with the workmen's compensation and employer's liability laws of the state(s) in which Firm's work is to be performed for Client.

 8. Client will fully protect and indemnify Firm from any claim of infringement or violation of any copyright, patent, trademark or other right of any kind of any person, or any claim of libel or slander, relating to any materials supplied by Client, its employees, agents, members or guests, or any materials as to which Client is responsible for securing any necessary or desirable permissions and releases.

 9. During the entire duration of the agreement and two years after its termination, for any cause whatsoever, the Client and the Firm undertake not to hire as salaried employee, nor use directly or indirectly, the other contracting party's employees, sub-agents, former employees and former sub-agents.

10. All prior understandings and negotiations between Firm and Client, both written and oral, are merged in this Agreement, which is the entire agreement between them. No representation, inducement or promise has been made or relied upon by either party, unless expressly set forth in this Agreement. This Agreement may be altered or changed only in writing signed by both parties.

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11. Either party may not assign this Agreement without other party's prior written consent.

12. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of New York.

13. The following addenda and schedules are attached to and form an integral part of this Agreement:

               Addendum A

        AGREED to and accepted as of this         day of July

        Client: HotelView Corporation

               By:

               Name:

               Title:

        Firm:  Keating Communications, Inc.

               By:

               Name:        Richard J. Keating

               Title:        President & CEO

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ADDENDUM A
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HOTELVIEW

Services and product(s) to be performed and delivered by Firm.

This schedule and the requirements listed below are an integral part of the preceding agreement between Firm and Client.


Description of the Project

DEVELOP AWARENESS FOR HOTELVIEW THROUGH PRINT AND ELECTRONIC MEDIA.

PUBLIC RELATIONS SERVICES

- Media audit
- Liaison with the press, press kit development and press releases
- Media interviews - including television, print and electronic
- Public relations counseling
- Placement and exposure of feature articles in national and industry media
- Assist in special events, trade shows and seminars

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ADDENDUM A - CONTINUED
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HOTELVIEW

Costs excluded from Basic Fee:

The Basic Fee does not include certain costs and expenses all of which require prior approval by client, verbal or written, which are to be invoiced to a Client at cost and paid by Client upon invoice, including but not limited to:

- all printing and duplicating
- fees for outside services selected and monitored by Firm,
- photography and photographic duplication
- all travel and entertainment
- any other direct expense associated with the project

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